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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    /X/  Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                                UBIQUITEL INC.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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        pursuant to Exchange Act Rule 0-11 (set forth the amount on which the
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/ / Fee paid previously with preliminary materials.

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Investors and security holders are urged to read the definitive proxy statement to be filed by UbiquiTel Inc. ("UbiquiTel") with the SEC in connection with its proposed acquisition of VIA Wireless, LLC ("VIA Wireless") because it will contain important information. Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other relevant documents filed by UbiquiTel with the SEC at the SEC's web site at www.sec.gov. Copies of the definitive proxy statement and such other documents may also be obtained for free from UbiquiTel by directing such requests to UbiquiTel Inc., One West Elm Street, 4th Floor, Conshohocken, Pennsylvania 19428, Attention: Investor Relations (telephone: (610) 832-3300).

UbiquiTel and VIA Wireless, including their respective directors, executive officers and certain other members of management or employees may be deemed to be participants in the solicitation of proxies from UbiquiTel's shareholders in connection with the proposed transaction. A description of any interests that UbiquiTel's and VIA Wireless' directors and executive officers have in the proposed transaction will be contained in the definitive proxy statement.

The following communications contain forward-looking statements that are subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe-harbor" provisions of the private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in UbiquiTel's forward-looking statements, including the following factors: UbiquiTel's ability to consummate the VIA Wireless transaction, including obtaining stockholder approval, regulatory approval and other third-party consents; UbiquiTel's ability to consummate the sale of the spectrum, including regulatory approval; UbiquiTel's ability to find purchasers for other non-core assets of VIA Wireless; UbiquiTel's ability to realize expected cost savings from the conversion of VIA Wireless to a Type II Sprint PCS affiliate and integration of VIA Wireless' operations; UbiquiTel's ability to finance future growth opportunities; UbiquiTel's dependence on its affiliation with Sprint PCS; changes or advances in technology; changes in Sprint's national service plans or fee structure with UbiquiTel; changes in population; increased competition in UbiquiTel's markets; UbiquiTel's ability to manage anticipated growth and rapid expansion; and general market and economic conditions. Certain of these and other applicable risks, cautionary statements and factors that could cause actual results to differ from UbiquiTel's forward-looking statements are included in UbiquiTel's filings with the Securities and Exchange Commission, specifically in the "risk-factors" section of UbiquiTel's Registration Statement on Form S-1 as declared effective by the Securities and Exchange Commission on June 7, 2000 and as described in UbiquiTel's Form 10-K for the fiscal year ended December 31, 2000.

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      THE FOLLOWING IS A TRANSCRIPTION OF  PORTIONS OF A CONFERENCE
               CALL BY UBIQUITEL INC. HELD ON MAY 1, 2001

We are making progress with our acquisition and integration of VIA Wireless which will be our fifth market. We hope to close the transaction in July.

UbiquiTel has clearly emerged from the "start-up" phase. We have kept to, or are ahead of our aggressive build-out schedule and will be delivering the majority of our network by May of this year. We are well on track to becoming the second largest Sprint PCS network affiliate. As we look to expand our system and complete the acquisition of VIA, we expect to have over 700 cell sites on air covering by year end 6.7 million, or 60% of our pro forma 11.1 million, POPs. And with our unique focus on customer care, we expect to end the year with over 158,000 subscribers.

Going forward, with all five of our major market areas launched, we will turn our operating focus to filling out our networks and aggressively marketing the Sprint PCS products and services in our territory.

As you know, we have agreed to acquire VIA Wireless for $147 million in stock and assumed net debt. Under the terms of the transaction, UbiquiTel will issue 16.4 million shares of common stock and assume $25 million of net debt, which is VIA's debt net of $50 million in proceeds from the sale of its spectrum, translating to an enterprise value of $43 per POP. Because we do not expect to close the VIA acquisition until July, our second quarter guidance excludes VIA.

For the full year 2001, assuming we close the VIA transaction by the end of July, we expect revenues to increase to $76 million, which is $4 million less than previous guidance, due to the announced change in the Sprint PCS reciprocal travel rates. However, we expect an unchanged EBIDTA loss for the year of between $60 to $65 million largely as a result of better than earlier predicted first quarter results and the offset to our expense on the reciprocal travel. We hope to end the year with approximately 158,000 subscribers. We would expect a loss for the year of between $2.00 and $2.40 per share as we continue to invest in building out the network. We expect to spend approximately $110 million for capital expenditures in 2001. We still anticipate EBIDTA breakeven in early 2003, and believe we have sufficient funds to support our operations and build-out until that time.

Since signing our agreement with VIA Wireless on February 22, 2001, we have taken over the day-to-day operational responsibilities under a management agreement with VIA and made some significant business decisions that are expected to have a positive impact on the organization and the business.

  o Hired a new General Manager in March. Linda Noronha comes from Verizon where she was the General Manager for the Idaho and Montana markets, with over 11 years of experience with Verizon and GTE.

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  o   Loaded all VIA plans into Sprint PCS plans, and as of April 20th stopped selling VIA unlimited plans and focused efforts selling Sprint PCS plans.

  o   Began several initiatives to help reduce churn in this market:
      (a) mirrored Sprint PCS credit policies, (b) reorganized customer service to focus on existing customer callout in order to transition existing customers off of plans that are not economical for them, and (c) eliminated reactivation charges.

  o Revised quotas upward for each channel while tying in commissions to net activations and churn.

  o Reorganized sales and marketing in this market to mirror our organization in order to utilize the economies of scale of our corporate support.

  o Financially reviewed VIA's operations budget and processes and procedures in order to streamline their processes and best utilize our corporate structure and Sprint PCS' back office support after the acquisition occurs.

  o Type 3 to 2 conversion is on track. Started the operations activities with the switch conversion. Completion date for the conversion is estimated to be July 8, 2001.

  o Engineering work on 25 sites to complete network coverage issues by September 1, 2001. Reorganizing engineering assets and adding to the engineering organization with cell technicians and switch technicians.

By the end of the year, with the expected completion of the acquisition of VIA, we will become the second largest Sprint PCS affiliate with over 158,000 subscribers in 5 major markets covering 6.0 million of our 11.1 million licensed POPs.